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GameStop Corp.

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VOTE ON THE BLUE PROXY CARD

GameStop Files Definitive Proxy Statement

and Sends Letter to Stockholders

GameStop Recommends Stockholders Vote the BLUE Proxy Card to Support GameStop’s Independent, Experienced and Highly Qualified Directors

GRAPEVINE, Texas, April 28, 2020 (GLOBE NEWSWIRE) — GameStop Corp. (NYSE: GME) (the “Company”) today filed its definitive proxy statement and issued a letter to stockholders highlighting the successful results generated by its strategy of effective execution and thoughtful capital allocation, as well as the guidance of its comprehensively refreshed, independent Board of Directors (the “Board”). This recently refreshed Board already includes two directors proposed pursuant to the previous cooperative agreement reached with Hestia Capital Partners, LP and Permit Capital Enterprise Fund, LP (“Hestia Capital” and “Permit Capital,” or collectively, “Hestia and Permit”). The letter urges stockholders to use the BLUE proxy card to vote “FOR ALL” of GameStop’s 10 highly qualified director nominees in connection with the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. CT on June 12, 2020.

•

This proxy fight is unwarranted, as our Board has always prioritized directly soliciting stockholder feedback and has engaged constructively with Hestia and Permit – just last year, the Board added two directors under a cooperation agreement we reached with them to avoid a costly and distracting proxy battle

•	GameStop is executing on its Reboot Strategy and the Company’s prudent capital allocation has protected and enhanced stockholder value in these unprecedented times of market volatility

•	We have recently refreshed our Board, adding an additional three new independent directors and comprehensively enhancing the Company’s corporate governance structure

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Hestia and Permit have nominated two candidates whose skillsets lack necessary expertise and who only represent the self-motivated interests of Hestia and Permit, which are misaligned with the long-term interests of other GameStop stockholders and prevent the necessary knowledge transfer identified as a priority in our discussions with our FULL stockholder network.

The full text of the letter from Kathy Vrabeck, the Lead Independent Director to the Company’s stockholders follows:

Dear GameStop Stockholders,

Thank you for your investment in our Company. You are being asked to make a critical decision at the Company’s 2020 Annual Meeting of Stockholders scheduled for June 12, 2020 (the “Annual Meeting”). Hestia Capital Partners, LP and Permit Capital Enterprise Fund, LP (“Hestia Capital” and “Permit Capital,” or collectively, “Hestia and Permit”) are running a costly and distracting proxy fight in an attempt to remove your independent and highly qualified directors. Your Board urges you to discard any White proxy card you may receive from Hestia and Permit and to use the BLUE proxy card to vote “FOR ALL” of GameStop’s 10 director nominees.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

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This proxy fight is unwarranted and ill-timed, as your Board has prioritized directly soliciting feedback from all of its stockholders and, in particular, has engaged constructively with Hestia and Permit. In April 2019, your Board added two new directors as a result of a cooperation agreement we reached with Hestia and Permit in order to avoid such a costly and distracting proxy battle. Still more recently, on March 9, 2020, we appointed an additional three new independent directors to your Board after engaging with numerous stockholders, including Hestia and Permit, to solicit input into the process to identify and name these new directors this year.

Despite these thoughtful and extensive efforts to proactively and comprehensively refresh your Board to support GameStop’s turnaround strategy while ensuring Board representation for stockholders, Hestia and Permit have refused to constructively engage with us, and instead decided to pursue a damaging and unnecessary proxy fight. Hestia and Permit have nominated two of their own candidates, whose skillsets not only lack the expertise that your Nominating and Corporate Governance Committee seeks in new directors, but whose only claim to adding value is as a “stockholder voice” on the board. These candidates thus only represent Hestia and Permit’s self-motivated interests, which have been and continue to be misaligned with the long-term interests of other GameStop stockholders.

All evidence points to the conclusion that Hestia and Permit’s fight is poorly framed and ill-timed, and could directly result in stockholder value destruction.

To ensure the Company’s forward momentum continues uninterrupted, we encourage you to elect ALL of the GameStop’s Board nominees by voting on the enclosed BLUE proxy card.

Executing on the GameStop Reboot Strategy

Despite the near-term challenges presented by the COVID-19 pandemic, your Board and management team remain vigilant in executing our multi-year transformation initiative – GameStop Reboot – which we announced in September 2019 to fully capitalize on our strong market position in gaming and deliver long-term profitable growth for our stockholders. This initiative is centered around the four tenets outlined below. GameStop management team’s execution on these strategic priorities, and your Board’s oversight of the strategy, have already yielded significant positive results, none more evident than the progress made on inventory and payables reduction, and the critical impact this has made as we navigate the challenges of COVID-19.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

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The four pillars of the GameStop Reboot plan are (i) Optimize the Core Business, (ii) Become the Social / Cultural Hub for Gaming, (iii) Build a Frictionless Digital Ecosystem, and (iv) Transform Vendor Partnerships. The following describes these four tenets of the GameStop Reboot plan and the Company’s respective achievements towards executing each component since announcing the strategy in September 2019:

Optimize the Core Business: Optimize the core business by improving efficiency and effectiveness across the organization, including cost restructuring, inventory management optimization, adding and growing high margin product categories and rationalizing the global store base.

•	Delivered selling, general and administrative expense (“SG&A”) reduction of $130.4 million, on an adjusted basis, for the year;*

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Decreased inventory by 31% - helping to drive a 160 basis point gross margin expansion - and reduced Accounts Payable and Other Liabilities by 64%, all compared to fiscal year 2018, leading to significant improvement in working capital and overall balance sheet strength; and

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Launched and executed an optimization plan for the global store base, de-densifying locations and delivering accretive profit transfer, and began the wind-down of underperforming operations in Denmark, Finland, Norway and Sweden.

Become the Social / Cultural Hub for Gaming: Embed the social and cultural hub of gaming across the GameStop platform by testing and improving existing core assets, including the store experience, knowledgeable associates and the PowerUp Rewards loyalty program.

•	Successfully implemented and tested an experiential products lab in the Tulsa market; and

•	Enhanced the PowerUp loyalty program with new features, leading to a 280 basis point improvement in the conversion rate of transactions (including PowerUp enrollment).

Build a Frictionless Digital Ecosystem: Build compelling digital capabilities – including the recent relaunch of GameStop.com – to reach customers more broadly across the omnichannel platform and give them the full spectrum of content and access to products they desire.

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Provided access to the best digital content and products through the launch of an improved website and the expansion of omnichannel features such as “Buy Online, Pick Up In Store,” which directly enabled significant sales plan recapture in U.S. stores that remained open for curbside pick-up during the COVID-19 pandemic; and

•	Appointed a Chief Digital Officer to further advance digital transformation activities.

Transform Vendor Partnerships: Transform our vendor and partner relationships to unlock additional high-margin revenue streams and optimize the lifetime value of every customer.

•	Expanded product penetration in PC gaming and private label product categories;

•	Optimized supply chain and vendor base to leverage scale and new categories; and

•	Began testing and advancing digital revenue sharing with key partners.

*

See below for definitions of non-GAAP financial measures used in this letter, including adjusted SG&A, reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure, and information about how our management team uses such non-GAAP measures and why our management believes such non-GAAP financial measures provide useful information to investors.

In a short time, the Board and management team have made significant progress in executing this business transformation strategy.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

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Delivering Results to Stockholders

The Board and management team’s execution of our strategic plan is beginning to deliver tangible and material results to support the long-term success of the business and improve operational performance. The Company expects the continued execution of the GameStop Reboot plan will continue to deliver long-term value to stockholders. Fiscal year 2019 operational highlights include:

•	Generated $62.3 million in adjusted operating income* while exiting the year with approximately $500 million in cash, despite a challenging sales environment.

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Significantly improved capital structure, deploying proceeds from the sale of non-core business units to reduce debt by $401 million and repurchase 38.1 million shares for $199 million, leveraging the Company’s market position as the pure-play, omnichannel leader in gaming.

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Optimized operations by improving inventory, with a 31% reduction at year-end; implemented initiatives to accelerate GameStop’s transformation, including enhancing digital, online, and experiential retail and improving its loyalty program; and continued to de-densify the store base.

•	Began fiscal 2020 with increased financial flexibility and a continued focus on key priorities to optimize, stabilize and transform GameStop to achieve sustainable and profitable long-term growth.

•	Completed the fiscal nine-week period ended April 4, 2020, improving total cash and liquidity to $772 million, including cash and available borrowings under the Company’s revolving line of credit.

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Despite having closed our U.S. stores to the public on March 22nd due to the COVID-19 pandemic, have retained over 90%** of our planned sales volumes in the stores that are conducting curbside operations only, testifying to the strength of our enhanced omnichannel capabilities implemented as a part of our GameStop Reboot launched last fall.

*

See below for definitions of non-GAAP financial measures used in this letter, including adjusted operating income, reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure, and information about how our management team uses such non-GAAP measures and why our management believes such non-GAAP financial measures provide useful information to investors.

**

All references to sales within this letter are calculated based on the Company’s internal data, which the Company uses to estimate revenue performance on a daily or weekly interval. Sales growth percentages represent the amount of absolute sales recovered relative the Company’s planned sales volumes during this period. The sales percentages in this letter are estimated, unaudited and subject to the closing of the fiscal quarter ending May 2, 2020 and to quarter-end financial and accounting procedures that have yet to be performed.

Despite the significant results delivered so far, Hestia and Permit have recklessly chosen to run an unwarranted, costly and distracting proxy fight that, rather than improve the Company’s long-term prospects, will only distract the Company from its continued excellent execution of its strategic plan. Further, Hestia and Permit’s fight is poorly framed and ill-timed, testifying to the continued bad judgment of these two stockholders, which could directly result in stockholder value destruction.

Hestia and Permit’s unwarranted and costly proxy fight risks GameStop’s ability to continue to deliver quantifiable, progressive results to stockholders and presents real obstacles to stockholder value creation.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

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GameStop’s Prudent Capital Allocation Strategy vs. Hestia and Permit’s Short-Term Financial Engineering

Following the Company’s February 2019 sale of Spring Mobile, Hestia Capital sent a letter to your Board, recommending a short-term strategy of using virtually all of the proceeds to buy back stock. In the letter, Hestia Capital stated, “the Board should immediately pursue a tender offer of between $500M and $700M, and continue to buy back as much as $100M in stock per year.”

Had GameStop assented to Hestia Capital’s irrationally aggressive call to buy back $700 million of its shares in 2019, the recent market volatility would have placed the Company and the balance sheet in a precarious and unsustainable position. Rather than pursue this ill-advised short-term financial engineering tactic, your Board took a balanced and long-term approach to GameStop’s capital allocation, returning excess capital to stockholders as appropriate, managing judicious debt levels, and strengthening our balance sheet to continue to provide for the business’ successful transformation as we look toward the pivotal launch of the next generation of video game consoles later in 2020. Our actions have included:

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A Dutch auction tender offer and a series of open market purchases totaling approximately 38.1 million shares, at a weighted average cost of $5.21 per share, totaling a return of approximately $200 million to stockholders throughout 2019

•	Redemption of the Company’s $350 million unsecured bonds in early 2019

•	Reduction of its current outstanding unsecured debt by $51.8 million, bringing the 2019 fiscal year reduction in debt to just over $400 million.

Our capital allocation strategy has directly translated to GameStop’s present capacity to weather this unprecedented market disruption caused by the COVID-19 pandemic, serving our customers with progressively innovative capabilities as they adjust to increased time at home. Hestia and Permit’s approach would have proved ruinous and catastrophic for the Company and all of its stockholders.

In contrast, with our prescient capital allocation strategy, we have increased GameStop’s financial flexibility and strengthened our balance sheet, building sufficient cash and liquidity to navigate the COVID-19 pandemic and emerge as a strong and vibrant company.

Hestia and Permit’s short-sighted buyback demand demonstrates their lack of operational skills, insights and understanding of what it takes to operate a global business that supports the long-term interests of all GameStop stockholders. Protecting and enhancing sustainable stockholder value requires more than myopic short-term financial engineering – it requires the foresight and adept understanding of all aspects of operational and financial execution, as well as a strong sense of business ethics and fiduciary duty to stockholders, that GameStop’s Board and new management team possess and continue to deliver.

GameStop’s Proactive Board Refreshment and Management Succession

Hestia and Permit have commenced this proxy fight despite the Company’s effective execution of its strategic plan and capital allocation and its prior efforts to collaborate constructively with them. In April 2019, the Company appointed Lizabeth Dunn and Raul Fernandez as part of a settlement with Hestia and Permit. Yet Ms. Dunn, a Board member nominated by Hestia and Permit last year, has refused to join Hestia and Permit’s slate, but has elected instead to join with and support your Board’s nominees named on the BLUE proxy card.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

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This year, after a thoughtful, comprehensive and professionally conducted search and assessment process, we announced the next phase of proactive Board refreshment process with the appointment on March 9, 2020 of three new independent directors: Reginald “Reggie” Fils-Aimé, William “Bill” Simon and James “J.K.” Symancyk. The appointments of Messrs. Fils-Aimé, Simon and Symancyk to the GameStop Board resulted from a comprehensive process led by the Board that involved numerous inquiries with stockholders to understand their interests and objectives. The Nominating and Corporate Governance Committee capitalized on the insights generated by this process, deliberately seeking, through an extensive search, the skillsets necessary to further complement GameStop’s transformation strategy. These new directors collectively bring retail, gaming, turnaround, digital and omnichannel expertise, as represented in their distinguished careers – exactly the skillsets required to help your Board oversee GameStop’s transformation strategy.

Following the 2020 Annual Meeting, your Board will be comprised of ten directors:

•	9 out of 10 directors will be independent

•	7 out of 10 directors will have Board tenures of 2 years of less

We heard directly from our stockholders that they would appreciate a thorough onboarding and transfer of institutional knowledge from the longer-tenured directors to our new directors. Two current directors, Jerome Davis and Tom Kelly, have decided to retire from the Board in June 2021 to ensure comprehensive and smooth onboarding, knowledge transfer, and transition for the recently appointed directors amidst a great amount of change to the Board. Yet Hestia and Permit are directly targeting Messrs. Davis and Kelly at the Annual Meeting. Not only do Hestia and Permit nominees lack the experience or skillsets to support GameStop’s corporate strategy, their election and displacement of Messrs. Davis and Kelly would deprive the Board of these directors’ institutional knowledge, which our stockholders have told us is vitally important to transfer to our new directors.

In addition to adding new talent and necessary expertise, your Board oversaw a comprehensive and rigorous management succession plan and refreshed GameStop’s executive team in 2019 with the following appointments:

•	George Sherman, Chief Executive Officer

•	Jim Bell, Chief Financial Officer

•	Chris Homeister, Chief Merchandising Officer

•	Frank Hamlin, Chief Customer Officer

GameStop’s fresh and reinvigorated leadership team brings together a strong group of individuals with complementary experiences, broad and deep industry and operational expertise and proven records of successful execution. As demonstrated in a short period since their appointments, your new management team has delivered the positive operational results discussed above, including material improvement in working capital and balance sheet management. These accomplishments have provided the cash and liquidity sufficient, we believe, to enable us to navigate the COVID-19 related challenges successfully.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

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Conclusion

Over the last two years, GameStop has attempted to cooperate and engage productively with Hestia and Permit, demonstrating its willingness to enhance its Board through five additional appointments, appointing an entirely new management team within the last year, and electing the activist group’s proposed and approved candidates in 2019. Unfortunately, Hestia and Permit are now pushing forward two additional candidates whose experience is severely limited and whose election would deprive the Board of a wealth of institutional knowledge and expertise.

Hestia and Permit have neither proposed a compelling alternative turnaround strategy nor a plan to protect the long-term growth and value of the Company, and their choice to proceed with this proxy fight risks the Company’s ability to continue executing its turnaround strategy. All GameStop stockholders should be skeptical of the activist group’s self-interested aims, which appear significantly misaligned with all other GameStop stockholders’ interests.

Your Board is committed to acting in the best interests of ALL GameStop stockholders.

The Choice is Clear- Please VOTE on the BLUE Proxy Card

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE BOARD’S 10 NOMINEES USING THE ENCLOSED BLUE PROXY CARD.

Vote your shares FOR ALL of the 10 director nominees proposed by our Board, via the Internet or telephone or by mail by promptly marking, signing and dating the enclosed BLUE proxy card and returning it in the enclosed postage-paid envelope.

Please do not return or otherwise vote any White proxy card sent to you by Hestia Capital and Permit Capital.

No matter how many or how few shares you own, your vote is extremely important to ensuring that GameStop can carry out its go-forward plan of creating near-term value and driving even higher returns over the long-term for all of our stockholders. Please act today and make your voice heard regarding the future of the Company.

We believe that GameStop’s highly qualified and experienced Board of Directors is best-positioned to oversee the continued successful execution of GameStop’s Reboot plan and deliver substantial value to all of our stockholders. On behalf of the Board of Directors and our management team, thank you for your continued support, interest and investment in GameStop.

Sincerely,

Kathy Vrabeck, Lead Independent Director

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s expectations for fiscal 2020, future financial and operating results, projections, expectations and other statements that are not historical facts. All statements regarding targeted and expected benefits of our transformation, the GameStop Reboot plan, capital allocation, profit improvement and cost-savings initiatives, and expected fiscal 2020 results, are forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: the uncertain impact, effects and results of pursuit of operating, strategic, financial and structural initiatives, including the GameStop Reboot strategic plan; volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital and credit; the impact of the COVID-19 outbreak on capital markets and our business; our inability to obtain sufficient quantities of product to meet consumer demand, including due to supply chain disruptions on account of trade restrictions, political instability, COVID-19, labor disturbances and product recalls; the timing of release and consumer demand for new and pre-owned products; our ability to continue to expand, and successfully open and operate new stores for our collectibles business; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; our ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets we serve; our ability to assess and implement technologies in support of our omnichannel capabilities; the impact of goodwill and intangible asset impairments; cost reduction initiatives, including store closing costs; risks related to changes in, and our continued retention of, executives and other key personnel and our ability to attract and retain qualified employees in all areas of the organization; changes in consumer preferences and economic conditions; increased operating costs, including wages; disruptions to our information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; risks associated with international operations; increased competition and changing technology in the video game industry; changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business; our effective tax rate and the factors affecting our effective tax rate, including changes in international, federal or state tax, trade and other laws and regulations; the costs and outcomes of legal proceedings and tax audits; our use of proceeds from the sale of our Spring Mobile business; and unexpected changes in the assumptions underlying our outlook for fiscal 2020. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 (the “10-K”) filed with the SEC and available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this

The GameStop Board Recommends Stockholders

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press release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Additional Information

On April 28, 2020, the Company filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the SEC in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The definitive proxy statement is also being mailed to the Company’s stockholders beginning on or about April 28, 2020. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING BLUE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of the Company’s website, http://news.gamestop.com/home.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders in connection with the matters to be considered at the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the Annual Meeting can be found in the definitive proxy statement filed on April 28, 2020 and the 10-K, each of which is available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com.

Non-GAAP Reconciliation

As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), we may use certain non-GAAP measures, such as adjusted selling, general and administrative expenses (“SG&A”) and adjusted operating income. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. The following table reconciles the Company’s adjusted SG&A and adjusted operating income to its nearest GAAP measure (in millions):

	Fiscal Year
	2019	2018
Adjusted SG&A
SG&A	$1,922.7	$1,994.2
Transformation costs	(37.9)	—
Business divestitures	(10.8)	—
Severance and other	(27.6)	(17.4)
Adjusted SG&A	$1,846.4	$1,976.8

Adjusted Operating Income
Operating earnings (loss)	$(399.6)	$(702.0)
Transformation costs	37.9	—
Business divestitures	10.8	—
Goodwill impairments	363.9	970.7
Property, equipment and other asset impairments	19.4	2.1
Intangible impairments	2.3	43.1
Severance and other	27.6	17.4

Adjusted operating income	$62.3	$331.3

The GameStop Board Recommends Stockholders

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Contact

Media:

Phil Denning, ICR Inc.

(646) 677-1258

Phil.Denning@icrinc.com

Investors:

GameStop Corp. Investor Relations

(817) 424-2001

investorrelations@gamestop.com

The GameStop Board Recommends Stockholders

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Review of strategic alternatives, sold non-core assets	Engaged and listened to our stockholders	Added stockholder representatives to our Board	Enhanced corporate governance	Allocated capital responsibly	Refreshed executive team executing on our strategic plan

If you have questions about how to vote your shares or need additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders may call:

1(877) 750-9501 (toll-free from the U.S. and Canada), or

+1(412) 232-3651 (from other countries)

IMPORTANT NOTE: Please simply discard any White proxy cards sent to you by Hestia Capital Partners LP. If you have already voted using a White proxy card, you can change your vote by using the enclosed BLUE proxy card to vote by telephone, Internet or by mail.

Only your latest-dated vote will count.

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is the world’s largest video game retailer, operates approximately 5,500 stores across 14 countries, and offers the best selection of new and pre-owned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The company’s consumer product network also includes www.gamestop.com and Game Informer® magazine, the world’s leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the Company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

The GameStop Board Recommends Stockholders

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